May 5, 2005                                      For more information:
                                                 Susan Datz Edelman
FOR IMMEDIATE RELEASE                            Director, Stockholder Relations
---------------------                            (904) 346-1506
                                                 sedelman@steinmart.com

           STEIN MART, INC. REPORTS APRIL AND FIRST QUARTER '05 SALES

JACKSONVILLE, FL - Stein Mart, Inc. (Nasdaq: SMRT) today announced total sales and comparable store sales for the fiscal period(s) ended April 30, 2005, as follows (dollars in millions):

                                          Total Sales          Percent Change
--------------------------------------------------------------------------------
Fiscal Period:                                               Total   Comparable
                                         2005      2004      Sales   Store Sales
                                       ----------------      -------------------
April (4 weeks)                         $121.7   $112.6      8.1%       6.2%
First quarter/year to date (13 weeks)   $380.7   $364.6      4.4%       3.2%

Ladies' career sportswear and men's sportswear led the Company in sales, followed by ladies' accessories. Geographically, sales were positive in all regions, and strongest in southern Florida, the Southwest and along the Atlantic seaboard.

"Our spring merchandise assortment continues to draw an enthusiastic response from customers," commented Michael D. Fisher, president and chief executive officer of Stein Mart, Inc. "Because of the strength of full-priced selling, net income for the quarter will be better than originally expected, with earnings now anticipated to be $0.36-$.0.37 per share."

The Company operated 258 stores on April 30, 2005 as compared to 258 stores at the same time last year.

First quarter 2005 news release date
Full financial results for the Company's first quarter ending April 30, 2005 will be released prior to the opening of the financial markets on Thursday, May 19, 2005. Also on May 19, a conference call with management to discuss first quarter results will be held at 10:30 a.m. ET. Interested parties may listen to the call via a real-time webcast on www.steinmart.com, or hear a recorded version on Stein Mart's website until the end of the month.

New General Merchandising Manager
On May 20, 2005, Kassie Jones will join Stein Mart, Inc. as vice president and general merchandising manager for the home area. Ms. Jones has an extensive retail background including management positions in the home area with Federated Department Stores and The Great Indoors; most recently, she was senior vice president and general merchandising manager over home fashions at the Home Shopping Network.

About Stein Mart
Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart's focused assortment of merchandise features moderate to designer brand-name apparel for women, men and young children, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart's actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation, on-going competition from other retailers, availability of new store sites at acceptable lease terms, ability to successfully implement strategies to exit or improve under-performing stores, changing preferences in apparel, changes in consumer spending due to current events and/or general economic conditions, the effectiveness of new advertising, marketing and promotional strategies, adequate sources of merchandise at acceptable prices, the Company's ability to attract and retain qualified employees to support planned growth, and the other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission.

                                       ###
Additional information about Stein Mart, Inc. can be found at www.steinmart.com.